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                                                                   EXHIBIT 10.44

                             CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT (this "Agreement") is entered into as of December 1, 1997, by and between St. John Knits, Inc., a California corporation (the "Company"), and Robert C. Davis (the "Consultant").

                                   BACKGROUND

     Prior to April 24, 1996, the Consultant was President, Chief Operating Office, Assistant Secretary and a Director of the Company. The Consultant resigned on that date to pursue personal interests; however, subsequent to that date through the present, he has continued to perform limited services to the Company under the terms of a Consulting Agreement dated April 24, 1996. That Agreement terminated on November 19, 1997. The Company desires to maintain access to the Consultant and his opinion, advice and knowledge concerning the business of the Company. The Consultant and the Company desire to enter into this Agreement to assure the Company of the services of the Consultant from December 1, 1997 through November 30, 1998 (the "Term").

                                   AGREEMENT

     In consideration of the mutual covenants, term and conditions set forth herein, the parties agree as follows:

     1.  DUTIES OF CONSULTANT. The Consultant agrees to advise and consult with
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         the Company as reasonably requested by the Company from time to time during the Term. The Consultant agrees to perform such services conscientiously and to the best of his ability.

     2.  COMPENSATION.
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     (a) In consideration of Consultant's duties under Section 1, the Company shall pay Consultant in the aggregate $75,000 payable in twelve substantially equal amounts at the end of each month during the Term; the first payment payable on December 31, 1997 and the last payment payable on November 30, 1998. The Company also shall reimburse Consultant for all reasonable out-of-pocket expenses paid by the Consultant during the Term in the performance of his services hereunder, upon Consultant's presentation of expense statements or vouchers or such other supporting information as the Company customarily requires in accordance with its outside services billing practices.

     (b) Notwithstanding the provisions of Section 2 (a) above, if during the Term the Consultant is employed by another corporation, partnership or other entity, the Consultant shall no longer receive any payments under this Agreement other than a prorated amount for any portion of a period prior to the date the Consultant was so employed.

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     3.  INDEPENDENT CONTRACTOR. The Consultant acknowledges that he is being
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         engaged on an independent contractor basis hereunder, and that the
         Consultant will not be eligible for benefits generally available to the employees of the Company. No compensation to be paid to the Consultant for his consulting services under this Agreement will be subject to any withholding or deductions required by local, state or federal law with respect to employees.

     4.  NO REPRESENTATION OF THE COMPANY. The Consultant agrees that he will
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         not (i) enter into any agreements, arrangements or undertakings binding or on behalf of the Company or for the benefit of the Company or (ii) make representations that he has authority to act for or represent that he is engaged by the Company in any capacity other than as a consultant during the Term, except as authorized by an executive officer of the Company in writing.

     5.  CONFIDENTIALITY. The Consultant acknowledges that he will have access
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         to, and that there will be disclosed to him, information of a confidential and/or trade secret nature that has great value to and that constitutes a substantial basis and foundation upon which the business of the Company is predicated ("Confidential Information"). During the Term and thereafter, the Consultant shall keep all Confidential Information in confidence and shall not disclose any Confidential Information to any other person, except (i) to the Company's personnel on a "need-to-know" basis and other persons designated in writing by an executive officer of the Company, (ii) to the extent such disclosure may by required by law, (iii) if such information hereafter becomes lawfully obtainable from other sources, or (iv) to the extent such duty as to confidentiality is waived in writing by an executive officer of the Company. Without the express written consent of an executive officer of the Company, the Consultant shall not use or permit to be used any Confidential Information for the gain or benefit of any party outside of the Company or for the Consultant's personal gain or benefit outside the scope of the Consultant's engagement by the Company. The Consultant agrees to deliver promptly to the Company on termination of this Agreement, or at any other time that the Company may so request, all memoranda, notes, records, reports, and other documents (and all copies thereof) relating to Confidential Information and/or the business of the Company that he obtained while employed by or otherwise serving or acting on behalf of the Company or any of its subsidiaries.

     6.  INDEMNIFICATION OF THE CONSULTANT. The Company shall indemnify and hold
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         harmless the Consultant from and against any and all claims, expenses and liabilities (including, without limitation, attorneys' fees and costs of investigation and defense) he may incur by reason of the Consultant providing services to or for the Company by virtue of this Agreement so long as Consultant acted in good faith and in a manner Consultant reasonably believed to be in the best interests of the Company.

     7.  MISCELLANEOUS. Except for that Mutual Release Agreement between the
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         Company and Consultant dated April 24, 1996 and Article III and Article
         V

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         (other than Sections 5.6 and 5.8 thereof) of the Consultant's
         Employment Agreement with the Company, dated as of January 1, 1996 (the "Employment Agreement"), this Agreement supersedes all prior agreements between the parties concerning employment or consulting arrangements with the Company which are hereby terminated in their entirety (except for Article III and Article V (other than Sections 5.6 and 5.8 thereof) of the Employment Agreement which shall survive), and constitutes the entire agreement between the parties with respect thereto. This Agreement may be modified only with a written instrument duly executed by each of the parties. No waiver by any party of any breach of this Agreement will be deemed to be a waiver of any preceding or succeeding breach. The Consultant acknowledges and agrees that the Company's remedy at law for any breach of the Consultant's obligations hereunder would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision of this Agreement.

            EXECUTED as of the date first mentioned above, at Orange County, California.


                                          ST. JOHN KNITS, INC.
                                          a California corporation


                                          By:  /s/ BOB GRAY
                                               ---------------------------------
                                          Name:  Bob Gray
                                          Title:  Chief Executive Officer


                                          ROBERT C. DAVIS


                                          /s/ ROBERT C. DAVIS
                                          --------------------------------------


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